Exhibit 99.1

EDGAR(R) Online, Inc. Announces Appointment of Philip Moyer as President

Former Microsoft Executive to Assume Key Management Position

          NORWALK, Conn., April 10 /PRNewswire-FirstCall/ -- EDGAR(R) Online, Inc. (Nasdaq: EDGR) announced today that Philip Moyer will assume the position of President effective April 16, 2007.

          Mr. Moyer has had fifteen years of experience at Microsoft directly managing large teams in sales, consulting, support, partner channels and technology.  Susan Strausberg, the Company’s Chief Executive Officer said, “We are thrilled that Phil has agreed to join the EDGAR Online management team. We have known him for some time and greatly respect his talents.  Phil has been a pioneer and brings a unique combination of management, sales and technology experience to EDGAR Online.  We believe his background and deep client relationships are an ideal combination to help us penetrate current and new markets and realize the potential of our product and solution initiatives. We have very high expectations for the contribution he will make to EDGAR Online.”

          Mr. Moyer began his career at Microsoft as a systems engineer and account executive.  He then moved to Microsoft Consulting Services where he ultimately took on the role of General Manager of Microsoft Services, Partners & Technology, US East Region.  In this role he was responsible for the consulting services business, and the technology strategy, and partner channel of the software business for the US East Region.  In 2002, he became General Manager for Global Customers focusing on Microsoft’s largest global customers such as General Electric, Price Waterhouse Coopers and Deloitte Touche Tohmatsu.  His last position at Microsoft was General Manager for the Professional Services Industry which he founded and managed.  The target market of this business was accounting, legal, outsourcing, systems integrators and human resource clients.  Throughout his career at Microsoft, Mr. Moyer won multiple national and global awards for customer satisfaction, and financial performance.  After leaving Microsoft in 2005, he spent two years as an early stage investor and Entrepreneur in Residence and Advisory Board Member for Safeguard Scientific (Nasdaq: SFE).

          Mr. Moyer said, “I am delighted to be joining EDGAR Online as President. In the time that I have spent with the EDGAR Online team, I have been very impressed with the technology and growth strategy and see tremendous opportunity for the company in the immediate and longer term.  I am confident that my background both at Microsoft and with early-stage companies will be a good fit with the organization and look forward to getting started on several key projects.”

          The Company also announced two internal promotions today.  Sue Bratone Childs, Senior Vice President of Marketing and Business Development, has been promoted to Executive Vice President.  She joined EDGAR(R) Online in 2004 and is responsible for the oversight and management of the corporate, product and online marketing teams and the global business development and partner relationship efforts across the organization.  Prior to joining EDGAR(R) Online, Childs held positions with The New School University, Simon & Schuster, Philip Morris and Conde Nast Publications, and has worked as a consultant in the areas of strategy and business development for media and information companies.  Childs is a graduate of Colby College and Columbia University Business School.

          Additionally, Robert Krugman, Vice President of Product Development, has been promoted to Senior Vice President.  He joined EDGAR(R) Online in 2004 and is responsible for setting the strategic direction and implementation of I- Metrix, EDGAR Online’s premium product suite.  Prior to joining EDGAR(R) Online, Krugman held positions with Scient/iXL, Chase, and the Filenet Corporation.  Working primarily as a consultant to the financial industry he assisted clients with technical strategy and deployment.  Krugman is a graduate of SUNY Oswego.

          About EDGAR(R) Online, Inc.

          EDGAR Online, Inc. (Nasdaq: EDGR), http://www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals.  The company makes its information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

          “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release.  These statements relate to future events or our future financial performance.  These statements are only predictions and may differ materially from actual future events or results.  EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise.  Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, and (iii) obtain additional financing, changes in general economic and business conditions (including in the online business and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, risks in connection with acquisitions, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business strategies.

          EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission (SEC).  EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

SOURCE  EDGAR(R) Online, Inc.
          -0-                                                       04/10/2007
          /CONTACT:  Greg Adams, COO & CFO of EDGAR Online, Inc., +1-203-852-5666, gadams@edgar-online.com; or MEDIA: T. David Colgren of Colcomgroup, Inc., +1-646-536-5103, dcolgren@colcomgroup.com, for EDGAR(R) Online, Inc./
          /Web site: http://www.edgar-online.com /
          (EDGR SFE)